As filed with the Securities and Exchange Commission on December 3, 2024

Registration No. 333-263424

Registration No. 333-254715

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement

No. 333-263424

Post-Effective Amendment No. 2 to Form S-8 Registration Statement

No. 333-254715

UNDER

THE SECURITIES ACT OF 1933

VIZIO HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	85-4185335
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

39 Tesla Irvine, CA	92618
(Address of Principal Executive Offices)	(Zip Code)

2021 Employee Stock Purchase Plan

2017 Incentive Award Plan

2007 Incentive Award Plan

(Full title of the plan)

Gordon Y. Allison

Vice President

VIZIO Holding Corp.

702 S.W. 8th Street

Bentonville, Arkansas 72716

(Name and address of agent for service)

(479) 273-4000

(Telephone number, including area code, of agent for service)

Copies to:

Richard E. Climan

Jane Ross

Katherine Keeley

Hogan Lovells US LLP

855 Main Street, Suite 200

Redwood City, California 94063

(650) 463-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of VIZIO Holding Corp., a Delaware corporation (the “Registrant”), which were previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

1.

Registration Statement on Form S-8 (File No. 333-254715), filed with the SEC on March 25, 2021, as amended by Post-Effective Amendment No. 1 to Form S-8, filed with the SEC on April 12, 2022, registering (i) 41,821,155 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), reserved for issuance pursuant to the 2017 Incentive Award Plan (as amended the “2017 Plan”), (ii) 1,800,000 shares of Class A common stock reserved for issuance pursuant to the 2021 Employee Stock Purchase Plan (the “2021 ESPP”), and (iii) 1,833,750 shares of Class A common stock reserved for issuance pursuant to the 2007 Incentive Award Plan (the “2007 Plan”).

2.

Registration Statement on Form S-8 (File No. 333-263424), filed with the SEC on March 10, 2022, registering (i) 9,501,192 shares of Class A common stock reserved for issuance pursuant the 2017 Plan, and (ii) 1,900,238 shares of Class A common stock reserved for issuance pursuant to the 2021 ESPP.

On December 3, 2024, pursuant to an Agreement and Plan of Merger, dated February 19, 2024, by and among Walmart Inc., a Delaware corporation (“Walmart”), Vista Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Walmart (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Walmart (the “Merger”).

As a result of the Merger, the Registrant is terminating the offerings of the Class A common stock pursuant to the Registration Statements and deregistering the remaining shares of Class A common stock (the “Shares”) registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all of the Shares that had been registered for issuance that remain unsold at the termination of the offerings. The Registrant hereby removes from registration any and all such Shares registered but unsold under the Registration Statements. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bentonville, State of Arkansas, on December 3, 2024.

VIZIO HOLDING CORP.

By:	/s/ Gordon Y. Allison
Name: Gordon Y. Allison
Title: Vice President

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.